UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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CARDINAL BANKSHARES CORPORATION
(Name of Registrant as Specified in Its Charter)

SCHALLER EQUITY PARTNERS, A NORTH CAROLINA LIMITED PARTNERSHIP
SCHALLER EQUITY MANAGEMENT, INC.
SCHALLER INVESTMENT GROUP INCORPORATED
COALITION PROXY HOLDING AND VOTING SPV, INC.
DOUGLAS E. SCHALLER
T. MAUYER GALLIMORE
BOBBY L. GARDNER, SR.
JOHN PAUL HOUSTON
CAROL S. JARRATT
R. DEVEREUX JARRATT
JAMES W. SHORTT
JOHN MICHAEL TURMAN

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Coalition to Improve the Bank of Floyd
T. Mauyer Gallimore Bobby L. Gardner, Sr. John Paul Houston Carol S. Jarratt R. Devereux Jarratt	c/o James W. Shortt P.O. Box 900 Floyd, Virginia 24091 540-745-3574 May 7, 2012	Douglas E. Schaller James W. Shortt John Michael Turman Schaller Equity Partners

Dear Fellow Shareholders:

We, like you, care deeply about the Bank of Floyd, and we know what the Bank means to the people and businesses of the Floyd community.  Most of us grew up in Floyd.  There is nothing threatening about us, unless you are a fan of Leon Moore’s leadership of the Bank.

We are proud of our Bank, but its current performance under Mr. Moore’s leadership is not a reason for satisfaction. We are challenging Mr. Moore and two others on the current Board because we want the Bank to have leadership that will strive to achieve better results for all of us, and not cater to Mr. Moore, his ego or his pocketbook.

Just How Well is the Bank Performing Under Mr. Moore?

The Company touted a few financial data points in its letters to you to suggest that the Bank is performing well and you should be satisfied. But, you should consider the following additional items:

●	The Bank of Floyd’s substandard loans increased from $5.5 million at December 31, 2010 to $15.7 million at December 31, 2011, or an increase of 185% in one year.

●
The Bank of Floyd’s total nonperforming assets (loans in default plus foreclosed loans) have increased from $3.1 million at December 31, 2008 to $15.4 million at December 31, 2011. That’s a 393% increase over three years, and it accounts for a whopping 11.8% of total loans outstanding at December 31, 2011.

We are not satisfied with that, or with the Bank not otherwise maximizing its potential. Are you?

We Want the Bank of Floyd to “Be All It Can Be”

We believe the Bank has the potential for (and the obligation to pursue for your and our benefit) much better results than it is currently achieving . . . by pushing to serve more customers (and serving them better) and not leaving readily obtainable business on the table.

We believe the Company’s leadership under Mr. Moore is not allowing the Bank to take advantage of opportunities to grow the Bank’s customer base by developing a strategic growth plan that (i) targets exemplary and modernized customer services and (ii) uses the Bank’s economic strength to grab opportunities that are likely to present themselves in this still unusual environment.  The Bank’s leadership does not foster a management culture that actively supports and enables the Bank’s employees to offer the types of products and services that would attract and retain more business by improving the quality of our customers’ banking experience.

Because the Bank has so much potential, we are no longer willing to sit by and watch.  The current Board seems to be satisfied with the current results and with itself. We are not satisfied because we want our Bank to “be all that it can be.” What about you?

Why is Mr. Moore So Satisfied?

Mr. Moore owns only 7,815 shares of the Company’s stock (less than one percent (1%)), so paying the shareholders a dividend of 16 cents per share might not bother Mr. Moore. Meanwhile, Mr. Moore has drawn annual compensation that averaged over $200,000 for each of the past four years.  Is that what satisfies Mr. Moore? Mr. Moore likes to emphasize that he has had no pay increases in recent years.  We certainly hope not, because we believe he hasn’t earned any increase, in light of his performance for the rest of the shareholders.

Have you focused on the extra retirement plan that the Company designed only for Mr. Moore, known as a Supplemental Executive Retirement Plan (“SERP”)?  In addition to his regular Company retirement nest egg, the SERP gives Mr. Moore an extra $45,000.00 per year for 20 years.  It was established just five years before he turned 65, which means Mr. Moore only had to work for five years to qualify for that extra $45,000 per year for twenty years.

We can see how such compensation and a sweet retirement package could make a 70 year old man content for himself; but, what about the rest of us? Also, what message does the special SERP deal only for Mr. Moore send to valued employees of the Bank about what the Company thinks of them relative to Mr. Moore?  What messages does it send to you about the Board members who approved the SERP for Mr. Moore?  For us, the messages are clear.

We Offer a Chance for Change

It is vitally important who sits on the Company’s Board and participates in making the decisions that will determine the long-term future of the Bank and the value of all of our shares. We offer you a real choice:

●	Continue with the same Board and expect more of the same, which we find unacceptable and believe many other shareholders do as well, OR

●
Elect our three nominees -- T. Mauyer Gallimore, John Paul Houston and James W. Shortt -- as new members of the Board, and allow them to bring fresh perspectives and independence from the leadership of the past, while also bringing deep personal connections to our community that the Bank serves.

Many of you already know our nominees, because they are all prominent, life-long residents of the Floyd community.  We have included some summary information about each of them, and the rest of us, in an Addendum to this letter.

We Want to Keep the Bank Local, Not Seek to Sell It

The Company still drags out (and makes a big deal) that Mr. Schaller earlier raised exploring a possible sale of the Bank as a strategic option for all shareholders to realize the value of their investment.  That was before Mr. Schaller and the rest of us realized that we might be able to change the Company’s current leadership and thus improve and grow the Bank.  Mr. Schaller, along with the rest of us, is committed to the long-term growth and success of the Bank and the Company. He and Schaller Equity Partners (the “Partnership”) share our vision for reviving them as a financial engine for the Floyd community.

We are grateful that the Partnership and Mr. Schaller provided the rest of us the opportunity to do what we have wanted for a long time.  But, we are not beholden to them. Make no mistake: our nominees are all local businessmen, and we want to keep  the Bank under local control.  Don’t let the Company deceive you about that.

The three of us who are nominees have no agenda other than to discharge fully our fiduciary duties as directors, if elected by you, with loyalty, care, independence and thoughtfulness in the best interest of all the shareholders.  We want to help the Bank grow and increase benefits for the shareholders, the Bank’s employees and the community of Floyd.

*  *  *  *  *  *  *  *  *

We hope the Company will now allow you to exercise your fundamental right as shareholders to vote for your choices as directors, and will stop spreading ridiculous, false and misleading information, and spending your money to do so.  Unlike the Company, we believe in shareholder democracy, and we trust your judgment to make the best choices.

If you agree with us that the Bank of Floyd needs change in order to be all it can be, then please support our three nominees for election to the Board by signing, dating and returning our GOLD proxy card.

Sincerely yours,

Coalition to Improve the Bank of Floyd

* For himself and the Partnership, which includes its affiliates.

2

Coalition to Improve the Bank of Floyd
T. Mauyer Gallimore Bobby L. Gardner, Sr. John Paul Houston Carol S. Jarratt R. Devereux Jarratt	c/o James W. Shortt P.O. Box 900 Floyd, Virginia 24091 540-745-3574	Douglas E. Schaller James W. Shortt John Michael Turman Schaller Equity Partners

Addendum to May 7, 2012 Letter

Below is a summary of key biographical information for each individual member of Coalition to Improve Bank of Floyd, including our three nominees for election as new members of the Company’s Board. Detailed information about all of us is available in our Proxy Statement, an additional copy of which you may obtain as described at the bottom of this page or by calling 540-745-3574.

Our Nominees

Mauyer Gallimore (age 69) is an owner of a real estate company based in Floyd, a graduate of Floyd High School and a life-long resident of Floyd County.

John Paul Houston (age 48) is a partner in the Floyd-based financial planning firm of Stone, Houston & Associates, Inc., a graduate of Floyd County High School and a life-long resident of Floyd County.

Jim Shortt (age 49) is a local attorney who has worked in Floyd County since 1995, and is a graduate of Floyd County High School. Jim’s family has resided in Floyd since 1804.

Other Coalition Members

Bobby Gardner (age 67) is a funeral director in Floyd, a local real estate investor, a graduate of Floyd County High School and a life-long resident of Floyd County.

Carol Jarratt (age 65) has over 35 years of extensive banking experience. She and her husband, Dev Jarratt live in Roanoke.

Dev Jarratt (age 70) is the Chief Executive Officer of a medical services company in Roanoke. Dev was raised in Floyd and is a graduate of Floyd High School. His father was a former president of the Bank of Floyd.

Doug Schaller (age 53) is the owner of Schaller Investment Group, an investment management company, and has invested in bank stocks for 30 years.

John Michael Turman (age 65) owns various real estate and lumber-related businesses in and around Floyd, is a graduate of Floyd County High School and a life-long resident of Floyd County.

REMEMBER:

●	To vote for our Nominees, if you have not already done so, sign, date and promptly return our GOLD proxy card.

●	Do NOT sign or return the Company’s “white” proxy card; discard it and any other proxy card you may receive from the Company.

●
If you already returned the Company’s “white” proxy card, you may still change your mind and use our GOLD proxy card to vote for our three nominees.  Only the last dated proxy card will count at the annual meeting.

Additional Information and Where to Find It
Coalition to Improve the Bank of Floyd has filed a definitive proxy statement, a supplement to it and related materials with the Securities and Exchange Commission (“SEC”) in connection with the Coalition’s solicitation of proxies to elect its Nominees to the Company’s Board of Directors at the 2012 Annual Meeting of Shareholders. Shareholders should read the Coalition’s definitive proxy statement, supplement and other publicly-filed proxy materials as they become available, because they contain important information. Information regarding the direct and indirect interests of each participant in the Coalition’s solicitation of proxies is included in the Coalition’s proxy materials filed with the SEC, which may be accessed without charge at https://materials.proxyvote.com/141478 and at the SEC’s website at www.sec.gov.